Exhibit 99.1

Press Release

For Immediate Release

Cowen Group Announces Additions to Board of Directors

Ramius President and CEO Thomas Strauss and

Cowen and Company CEO Jeffrey Solomon Appointed to Board

New York, December 12, 2011 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced that its Board of Directors has appointed Thomas W. Strauss and Jeffrey M. Solomon to serve as members of the Company’s Board, effective immediately.  Mr. Strauss is the President and Chief Executive Officer of Ramius and Mr. Solomon is the Chief Executive Officer of Cowen and Company.

“Both Tom and Jeff are exceptional leaders with significant experience in financial services that will further strengthen our Board as we continue to grow Cowen Group and establish the company as a leader in the industry,” said Peter Cohen, Chairman and CEO of Cowen Group.

He continued, “Over the course of Tom’s long tenure with Ramius, he has seen the company through all market cycles and has helped to build the extraordinary alternative investment management business that Ramius is today.  He will be a great asset to our Board going forward.  Jeff is a tested leader, having served with Ramius at its founding and in the role as Chief Operating Officer of Cowen Group.  His valuable insights will be very beneficial in his role as a member of our Board.”

The addition of Mr. Strauss and Mr. Solomon will bring the total number of directors on the Company’s Board to nine members.

About Thomas W. Strauss:

Mr. Strauss is the President and Chief Executive Officer of Ramius, a Cowen Group Company, and a member of Cowen Group’s Executive and Operating Committees. From 1995 to 2009, Mr. Strauss was a Managing Member and a member of the Executive Committee of Ramius LLC. Mr. Strauss was also the Chief Executive Officer of the Fund of Funds Group. From 1963 to 1991, Mr. Strauss was with Salomon Brothers Inc. He was admitted as a General Partner in 1972 and was appointed to the Executive Committee in 1981. In 1986, he became President of Salomon Brothers and a Vice Chairman and member of the Board of Directors of Salomon Inc, the holding company of Salomon Brothers and Phibro Energy, Inc. From 1986 through 1991, Mr. Strauss was responsible for the firm’s Investment Banking, Sales and Trading, Asset Management and International Activities.  During his first nine years at Salomon Brothers, he served in various Fixed Income Sales and Sales Management capacities. From 1972 to 1981, Mr. Strauss managed the Government Securities, Money Market and Foreign Exchange departments.

In 1978-1979, with the advent of listed Fixed Income Futures and Options trading, he separated the firm’s Proprietary Trading activities from the traditional client based business, which provided the foundation for Global Proprietary Trading in New York, London and Tokyo.  From 1981 to 1986, Mr. Strauss was responsible for the development of the firm’s international business in Europe and the Far East, including both Sales and Trading and Investment Banking. From a single office in London in 1971, the firm built an international presence in Europe, Asia and North America. In 1986, he further became responsible for the Global Investment Banking, High Yield and Equity businesses and several years later initiated the firm’s Global Asset Management efforts.  In 1993, Mr. Strauss became Co-Chairman of Granite Capital International Group, a private investment management firm, where he developed an Absolute Return Alternative Asset Class investment business. In July of 1995, he joined Ramius.

Mr. Strauss is a former member of the Board of Governors of the American Stock Exchange, the Chicago Mercantile Exchange, the Public Securities Association, the Securities Industry Association, the Federal Reserve International Capital Market Advisory Committee and the U.S. Japan Business-Council. He is a past President of the Association of Primary Dealers in U.S. Government Securities. Mr. Strauss currently serves on the Board of Trustees of the U.S.-Japan Foundation and is a member of the Boards of Trustees and Executive Committees of The Mount Sinai Medical Center, Mount Sinai School of Medicine and The Mount Sinai Hospital. Mr. Strauss is also Trustee Emeritus of Riverdale Country School and Vice President and Treasurer and member of the Board of Trustees of the Bachmann-Strauss Dystonia & Parkinson Foundation.

About Jeffrey M. Solomon:

Jeffrey Solomon is Chief Executive Officer of Cowen and Company, a Cowen Group company. Mr. Solomon is responsible for overseeing all of Cowen and Company’s businesses, including Investment Banking, Capital Markets, Sales & Trading and Research. Previously, Mr. Solomon served as Cowen Group’s Chief Operating Officer and Head of Investment Banking at Cowen and Company. Mr. Solomon joined Ramius, a Cowen Group company, when it was founded in 1994 and was a Managing Member and Executive Committee member from 2003-2009.  During his tenure at Ramius, Mr. Solomon was responsible for the development, management and oversight of a number of the investment strategies employed by Ramius. From 1991 to 1994, Mr. Solomon was at Republic New York Securities Corporation, the brokerage affiliate of Republic National Bank, now part of the HSBC Group, where he rose to the position of Chief Administrative Officer.  Mr. Solomon began his career in the Mergers and Acquisitions Group at Shearson Lehman Brothers.

Currently, Mr. Solomon is a member of the Committee on Capital Markets Regulation, a non-profit research organization dedicated to improving the regulation of U.S. capital markets. He is also on the Board of Directors of Hale & Hearty Soups, a New York based restaurant chain, and NuGo Nutrition, the manufacturer of NuGo Nutrition Bars.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates make up the Company’s alternative investment management segment, while Cowen and Company is its broker-dealer segment. Its alternative investment management products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate, health care royalty funds and cash management services. Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cowen Group, Inc. Contacts:
Investors:
Steve Lasota

Chief Financial Officer

646-562-1000

or

Media:
Sard Verbinnen & Co
Dan Gagnier
212-687-8080